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                                  ADT Limited

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      The following press release was issued by ADT on May 9, 1997:

FOR IMMEDIATE RELEASE






ADT Limited ("ADT")


ADT ANNOUNCES FIRST QUARTER 1997 EARNINGS PER SHARE UP 40 PER CENT TO $0.28
------------------------------------------------------------------------------



Hamilton, Bermuda, May 9, 1997 -- ADT Limited (NYSE - ADT), through its subsidiaries, a leading provider of electronic security and vehicle auction services, announced today that net income, before non-recurring items, for the three months ended March 31, 1997 was 54 per cent higher at $44.6m (1996 - $28.9m) on net sales increased by 12 per cent to $460.7m (1996 - $411.3m). Fully diluted earnings per common share, before non-recurring items, were 40 per cent higher at $0.28 (1996 - $0.20).

The weighted average number of common shares outstanding during the first quarter of 1997 was 173.7m (1996 - 163.6m).

Commenting, Mr. Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT, said:

"First quarter results were very encouraging, demonstrating the strength of the ADT brand."

"ADT Security Services' commercial business in the United States had a very good first quarter, benefiting from marketing initiatives taken in the previous quarter, as well as from a stronger market."

"ADT's residential business also continued to grow strongly with unit sales of approximately 88,000 in the first quarter, compared with 75,000 in the fourth quarter of 1996. Growth in the residential business has been fueled by ADT's strategy of establishing multiple channels of distribution and, in the first quarter, ADT added to its strategic alliances with the announcement of a joint marketing agreement with AT&T Corporation."

"ADT Automotive also had another record quarter with the conversion ratio up
2.6 per cent on vehicle sales 14 per cent higher than in the first quarter of 1996."

"ADT's agreed transaction with Tyco International Ltd., which was announced in the first quarter, will create a major force in fire and safety services, enhancing ADT's ability to grow, not only in North America and the United Kingdom, but in all parts of the world utilizing Tyco's established infrastructures in more than 50 countries worldwide."

Electronic Security Services

Net sales and operating income from the Electronic Security Services division for the three months ended March 31, 1997 amounted to $373.7m and $65.7m, respectively, representing increases of 11 per cent and 25 per cent, respectively, over the first quarter of 1996.

ADT's total annualized service revenues as of March 31, 1997, were approximately $955m representing an annualized growth rate of approximately 15 per cent.

National Accounts/Core Commercial

All segments of ADT's commercial business experienced good growth in the first quarter, particularly CCTV and Access Control. Sales to the public sector, including the US Marshals Service and the General Services Administration, led the growth in National Accounts. Small business and traditional product lines drove growth in the core commercial business where buyer preferences trended towards ADT-owned systems. Successes during the quarter included three CCTV contracts from Crown Books; becoming the exclusive provider of security and fire alarm services to Mercantile Stores, a specialty retailer with 186 locations; pioneering a new standard of pharmacy protection for Revco; and significant new CCTV and intruder alarm installations for Home Shopping Network, an ADT customer since 1994. Strong proposal activity reflects an upturn in market demand and suggests that growth in commercial sales will continue in the second quarter.

In Canada, ADT has entered into an agreement for joint marketing to small businesses with the seven Canadian Bell operating companies which is expected to result in substantial lead generation for the commercial sales force. In addition, a telemarketing program has been launched with Telus, the Bell operating company in Alberta, to generate new residential business and the program is now being expanded to include Ontario.

In the United Kingdom, where ADT provides security services for major companies ranging from Barclays to Texaco, sales of CCTV and Access Control systems were strong and high levels of CCTV and Access Control growth are expected to continue in 1997. Significant new contracts during the first quarter included an order for a CCTV system for High Down high security prison and ADT is currently launching a major new marketing initiative in the field of school security where it is already an acknowledged expert with over 6,000 schools currently employing the expertise of ADT companies.

Residential

During the first quarter, ADT contracted to install and monitor 88,000 new residential security systems, compared with 75,000 in the fourth quarter of 1996. ADT's residential customer base is now in excess of 1.2 million, more than 85 per cent of which is located in the United States.

Competition in the residential marketplace continues to put pressure on installation revenues for basic security systems. However, new lifestyle enhancing services introduced by ADT during the first quarter, such as remote "keyfob" access to installed security systems, and pagers equipped to send a signal when a code is entered into the home system, are helping to counteract some of the pricing pressure. One application of the paging feature is directed towards latchkey children and is another example of ADT's commitment to meeting customers' needs.

The ADT authorized dealer program continues to be an important source of new customers and ADT now has 128 dealers throughout the United States. Along with ADT's affinity relationships with RadioShack, USAA Insurance and CENTURY 21/ERA/Coldwell Banker (franchisees of HFS Incorporated), the dealer program has resulted in a more balanced distribution strategy and, together, these channels of distribution contributed approximately 30 per cent of residential unit sales in the first quarter. The newest joint marketing agreement, with AT&T, which was announced in early March, will further support residential sales when AT&T and ADT begin marketing joint product and service offerings in the third quarter of 1997.

Vehicle Security and Tracking

The marketing of CarCop to ADT residential customers in a combined home and vehicle security service has begun in a first of a kind program. In addition, commercial fleet opportunities are being pursued both directly and through ADT's commercial sales force.

Vehicle Auction Services

Net sales and operating income from the United States Vehicle Auction division for the three months to March 31, 1997 amounted to $87.0m and $15.4m, respectively, representing increases of 17 per cent and 43 per cent, respectively, over the first quarter of 1996.

The total number of vehicles sold at ADT Automotive auctions in the first quarter reached an all-time record of 310,000, an increase of approximately 14 per cent over the first quarter of 1996. The fleet/lease sector accounted for the majority of this with a 26 per cent increase in the number of vehicles sold. Sales of manufacturers' vehicles however also increased by 18 per cent in the quarter.

The first ADT LION electronic sale for Toyota was held during the quarter and was a significant success with 83 per cent of the entry being sold. ADT Automotive has recently published its 1997 Used Car Market Report which is now regarded as an important source of industry data.

Background

ADT, through its subsidiaries, is the largest single provider of electronic security services in both North America and the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1,800,000 customers in North America and Europe.

ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 27 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.

Forward Looking Information

Certain statements in this press release constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements contained herein regarding expectations with respect to future sales, operating efficiencies and product expansion are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of ADT, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among others, overall economic and business conditions, the demand for ADT's services, competitive factors in the industry, regulatory approvals and uncertainty about the consummation of future acquisitions.



Contact:
ADT                    Johnnie D. Johnson & Co., Inc
561-988-3600           212-425-4848

Note:
This and other ADT press releases are available through Company News On-Call by fax; call 800-758-5804, extension 112511, or at http://www.prnewswire.com.


ADT LIMITED

Summarized Consolidated Statements of Income (unaudited)



Three months ended March 31                                  1997        1996
                                                              $m          $m

Net sales                                                    460.7       411.3
Cost of sales                                               (239.3)     (221.5)
Selling, general and administrative
   expenses                                                 (145.9)     (131.3)
Non-recurring items - transaction costs*                      (9.6)       (0.6)
Charge for the impairment of
   long-lived assets                                           -        (744.7)
                                                           -------     -------
Operating income (loss)                                       65.9      (686.8)
Interest expense - net                                       (16.7)      (20.9)
Other expenses less income                                     -          (0.3)
                                                           -------     -------
Income (loss) before income taxes                             49.2      (708.0)
Income taxes                                                 (14.2)        2.4
                                                           -------     -------
Net income (loss)                                             35.0      (705.6)
                                                           =======     =======


Fully diluted earnings (loss)
   per common share                                            $           $

Before non-recurring items                                    0.28        0.20
Non-recurring items                                          (0.06)      (5.40)
                                                           -------     -------
Net income (loss) per common share                            0.22       (5.20)
                                                           =======     =======



* Represents first quarter 1997 costs related to the ADT-Tyco transaction and the unsolicited proposals by Western Resources.

ADT LIMITED



Summarized Consolidated Balance Sheets (unaudited)

                                                             March     December
                                                           31, 1997    31, 1996
                                                              $m          $m

Assets
Current assets:
Cash and cash equivalents                                    492.0       215.9
Accounts receivable - net                                    318.7       210.7
Inventories                                                   41.3        39.2
Prepaid expenses and other current assets                     66.8       117.0
                                                           -------     -------
Total current assets                                         918.8       582.8

Property, plant and equipment - net                        1,527.6     1,513.6
Goodwill and other intangibles - net                         476.6       458.0
Long-term investments                                        100.6       100.6
Other long-term assets                                        70.8        75.4
                                                           -------     -------
Total assets                                               3,094.4     2,730.4
                                                           =======     =======

Liabilities and shareholders' equity
Current liabilities:
Short-term debt                                               74.3       209.2
Accounts payable                                             173.8       138.0
Other current liabilities                                    267.8       293.6
                                                           -------     -------
Total current liabilities                                    515.9       640.8

Long-term debt                                             1,057.1       910.1
Deferred revenue                                             163.2       146.1
Deferred income taxes                                        102.1        91.5
Other long-term liabilities                                  169.3       182.1
                                                           -------     -------
Total liabilities                                          2,007.6     1,970.6
                                                           -------     -------

Shareholders' equity                                       1,086.8       759.8
                                                           -------     -------
Total liabilities and shareholders' equity                 3,094.4     2,730.4
                                                           =======     =======


ADT LIMITED



Summarized Consolidated Statements of Cash Flows (unaudited)


Three months ended March 31                                   1997        1996
                                                               $m          $m

Cash flows from operating activities
Net income (loss)                                             35.0      (705.6)
Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
Charge for the impairment of long-lived assets                 -         744.7
Depreciation and amortization                                 57.8        52.9
Interest on ITS Vendor Note                                   (2.5)       (2.1)
Liquid Yield Option Notes discount amortization                5.3         5.0
Deferred income taxes                                         11.5        (4.9)
Gain on disposal of investment in associate                    -          (1.2)
Loss on currency transactions                                  2.4         1.7
Other                                                         (0.5)        0.8
Changes in assets and liabilities                            (59.1)      (39.0)
                                                           -------     -------
Net cash provided by operating activities                     49.9        52.3
                                                           -------     -------
Cash flows from investing activities
Purchase of property, plant and
   equipment - net                                          (100.5)      (75.5)
Acquisition of businesses                                     (6.1)      (20.6)
Purchase of customer contracts                               (17.7)       (3.9)
Proceeds from litigation settlement                           77.5         -
Disposal of investment in and loans to
   associate                                                   -          15.4
Other                                                         (1.9)        1.5
                                                           -------     -------
Net cash utilized by investing activities                    (48.7)      (83.1)
                                                           -------     -------
Cash flows from financing activities
Net (repayments) receipts of short-term debt                (168.3)        8.9
Repayments of long-term debt                                   -         (15.0)
Proceeds from long-term debt                                 141.8         6.0
Proceeds from issue of common shares                         303.1         4.6
Other                                                         (1.9)        -
                                                           -------     -------
Net cash provided by financing activities                    274.7         4.5
                                                           -------     -------
Effect of currency translation on
   cash and cash equivalents                                   0.2        (0.6)
                                                           -------     -------
Net increase (decrease) in cash and
   cash equivalents                                          276.1       (26.9)
Cash and cash equivalents at
   beginning of period                                       215.9       350.9
                                                           -------     -------
Cash and cash equivalents at end of period                   492.0       324.0
                                                           =======     =======

                                   - Ends -